Exhibit (i)(1)

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

September 4, 2007

The RBB Fund, Inc.

Bellevue Park Corporate Center

400 Bellevue Parkway

Wilmington, Delaware 19809

Re:	Shares Registered by Post-Effective Amendment No. 116 to Registration
Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 116 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $ .001 par value per share (collectively, the “Shares”), with respect to the Company’s Robeco Boston Partners Large Cap Value, Robeco Boston Partners Mid Cap Value, Robeco Boston Partners Long/Short Equity, Robeco Boston Partners All-Cap Value, Robeco Boston Partners Small Cap Value II, Robeco WPG Core Bond, Robeco WPG Small Cap Value and Robeco WPG 130/30 Large Cap Core (formerly Robeco WPG Large Cap Growth) Portfolios:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Robeco Boston Partners Large Cap Value	QQ RR	100 million 100 million

Robeco Boston Partners Mid Cap Value	UU TT	100 million 100 million

Robeco Boston Partners Long/Short Equity	III JJJ	100 million 100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES
Robeco Boston Partners All-Cap Value	VV WW	100 million 100 million

Robeco Boston Partners Small Cap Value II	DDD EEE	100 million 100 million

Robeco WPG Core Bond	SSS TTT XXX	100 million 50 million 100 million

Robeco WPG Small Cap Value	UUU	50 million

Robeco WPG 130/30 Large Cap Core (formerly Robeco WPG Large Cap Growth)	VVV EEEE	50 million 100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $ .0001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement. We hereby certify that Post-Effective Amendment No. 116 does not contain disclosure that would render it ineligible to become effective immediately upon filing pursuant to Rule 485(b) under the Securities Act of 1933.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP